Exhibit 10.2

Proto Labs

5540 Pioneer Creek Drive

Maple Plain, MN 55359

May 28, 2025

Robert Bodor

To his last known address

on file with Proto Labs

Dear Rob:

We are pleased to extend an offer of a consulting arrangement between Proto Labs, Inc. (“Proto Labs”) and you (“Consultant” or “you”). If you accept the consulting arrangement described in this consulting letter agreement (this “Consulting Agreement”), then you will begin providing the Services (as defined below) as of May 29, 2025 (the “Consulting Start Date”).

The following are the terms of this Consulting Agreement:

Term:	The period from the Consulting Start Date through the termination of this Consulting Agreement is referred to as the “Term.” Proto Labs and Consultant agree that the Term will continue through the earliest of: (1) November 11, 2025; (2) the expiration of the 21-day consideration period applicable to the General Waiver and Release of Claims (“Release”) provided to you in connection with the termination of your employment with Proto Labs effective May 20, 2025, if you do not sign and return the Release to Proto Labs before the expiration of such 21-day period; (3) the date you rescind the Release if you sign the Release and then rescind it within the 15-day period applicable to the Release; or (4) the date Proto Labs terminates this Consulting Agreement as a result of your material breach of any obligations you have pursuant to the terms of the Release or this Consulting Agreement. Upon termination of the Term for any reason, Consultant will receive payment of any unpaid Monthly Fees (as defined below) through the end of the Term and any expenses to be reimbursed in accordance with the terms of this Consulting Agreement and will not be entitled to receive any additional amounts from Proto Labs.

Services:	During the Term, Consultant shall provide such services as the Board of the Directors of Proto Labs reasonably determines are necessary to support the transition of management of Proto Labs (the “Services”). It is understood and agreed that Proto Labs has retained Consultant to provide the Services because of Consultant’s specific skills, experience and knowledge. Accordingly, Consultant agrees that all Services shall be performed personally by Consultant. Consultant is expected to devote no more than twenty (20) hours per month to the performance of Services hereunder during the Term. Proto Labs does not guarantee any specific minimum number of hours of Services during any week or month during the Term. Consultant agrees to devote Consultant’s best efforts to the performance of such Services. Consultant may determine, in his sole discretion, the means and manner of performing the Services, including with respect to devoting full or partial days of work to the performance of the Services, except as expressly limited by this Consulting Agreement. Proto Labs retains the right to require that Consultant satisfactorily perform the Services. Consultant may perform the Services from the location(s) selected by Consultant. Subject to Consultant’s specific obligations under this Consulting Agreement and ongoing obligations to Proto Labs pursuant to the Release, nothing in this Consulting Agreement shall be construed to prevent Consultant from performing consulting or employment services for other persons or companies during or after the Term. Consultant agrees to perform the Services in accordance with generally accepted standards of Consultant’s profession.

Fees:	In exchange for the Services, Proto Labs will pay Consultant a monthly fee of $5,000.00 per month, prorated for any partial month during the Term (collectively, the “Monthly Fees”).

Expenses:	Except as otherwise provided herein or approved in advance by Proto Labs, expenses and costs incurred by Consultant in the performance of the Services shall be paid and borne solely by Consultant without reimbursement from Proto Labs. Proto Labs agrees to reimburse Consultant for any required travel expenses incurred by Consultant in performing the Services. Consultant will provide all equipment and other materials necessary to perform the Services at Consultant’s own expense, except that Proto Labs will supply any specialized equipment and materials associated with Proto Labs’ business that are needed in the course of performing the Services.

Taxes:	Proto Labs will neither withhold FICA or income tax payments nor withhold any amounts for, or make any contributions on account of, unemployment compensation, worker’s compensation, employee benefit plans or otherwise pursuant to any United States, state, or local law or regulation with respect to the compensation it pays Consultant. Consultant acknowledges and agrees that Consultant shall have sole responsibility for withholding and payment of all United States, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by Proto Labs to Consultant hereunder, and agrees that Consultant shall pay all such taxes and contributions in accordance with applicable law (including making such payments when due).

Stock Options:	For purposes of Consultant’s outstanding stock options granted under Proto Labs’ Amended and Restated 2022 Long-Term Incentive Plan (the “Plan”), Consultant’s Service (as defined in the Plan) will continue without interruption until the termination or expiration of the Term. As a result, upon the termination or expiration of the Term, but not sooner, Consultant’s Service will end and his outstanding stock options will be treated in accordance with Section 6(e)(3) of the Plan.

Relationship:	Consultant’s relationship to Proto Labs shall be that of an independent contractor. The parties do not intend that any agency or partnership relationship be created between them by this Consulting Agreement. Consultant understands and agrees that Consultant is not an employee of Company. Consultant agrees that Consultant is not entitled to any Company employee benefits or benefit plans of any kind, including but not limited to, worker’s compensation insurance, unemployment insurance, health insurance, life insurance, pension plan or any other benefit or insurance that Proto Labs provides to its employees. Consultant agrees that Consultant is responsible for controlling the means by which the Services are completed. Such means are subject to the Consultant’s discretion, which discretion must be exercised consistent with the goal of keeping the Services on schedule and in accordance with the terms of this Consulting Agreement. If any taxing authority determines that Consultant or Consultant is an employee of Proto Labs, the parties agree that Consultant shall not be deemed a participant in any benefit plan of Proto Labs irrespective of such determination, except as may be required by applicable law.

Governing Law & Venue:	The validity, interpretation and performance of this Consulting Agreement shall be governed by the laws of the State of Minnesota, excluding its conflict of law principles. All litigation or other legal proceedings arising out of or related to this Consulting Agreement shall only be brought in the state courts of the State of Minnesota and the United States District Court located therein, and the parties hereby submit to the exclusive personal and subject matter jurisdiction and venue of such courts and waive and defense based on lack of jurisdiction or inconvenient forum. The award, order and/or judgment of any such court may be entered in any court of competent jurisdiction.

To accept this Consulting Agreement, Consultant must counter-sign below and return the signed Consulting Agreement to me on or before the Consulting Start Date. If Consultant does not sign and return this Consulting Agreement on or before the Consulting Start Date, then this Consulting Agreement is null and void and of no effect, and Consultant will not receive or be eligible to receive any Monthly Fees under this Consulting Agreement.

This Consulting Agreement sets forth the entire agreement and understanding between Proto Labs and Consultant regarding the subject matter of this Consulting Agreement and supersedes any and all other agreements, either oral or in writing, between Proto Labs and Consultant related to such subject matter. For avoidance of doubt, this Consulting Agreement does not supersede or modify the Release or any of the terms of the Employment Agreement, the Non-Disclosure Agreement, or Non-Competition Agreement (each as defined in the Release) that survive Consultant’s last day of employment with Proto Labs, which shall remain in full force and effect in accordance with their terms.

Sincerely,

Proto Labs, inc.

By:	/s/ Agnes Semington
Name:	Agnes Semington
Its:	Chief Human Resources Officer

I have read and accepted the terms of this Consulting Agreement as of this 28th day of May, 2025.

By:	/s/ Robert Bodor
Robert Bodor

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